Exhibit 99.1

The Wendy’s Company Sells Ownership Interest in Inspire Brands for $450 Million

Sale Proceeds Expected to Provide Company Flexibility to Invest in Future Growth

Board of Directors Approves New $100 Million Share Repurchase Authorization

DUBLIN, Ohio (August 16, 2018) – The Wendy’s Company (NASDAQ: WEN) announced today that it has accepted an offer from Inspire Brands (Owner of Arby’s®, Buffalo Wild Wings®, and R Taco®) to sell its 12.3% ownership interest in the company back to Inspire Brands for $450 million. The agreement was approved by The Wendy’s Company Board of Directors and represents a 38% premium on the Wendy’s Company’s previous valuation of the investment.

“The sale of our stake in Inspire Brands for $450 million is a great return on this investment for our shareholders,” said Nelson Peltz, Chairman of the Board of Directors. “Over the past seven years, Wendy’s and its shareholders have benefitted from more than $100 million in distributions and the monetization of this investment carries a 38 percent premium over its most recent valuation.”

“We have benefited from and enjoyed our partnership with Inspire, and we wish Paul Brown and the team continued success in the future,” said Todd Penegor, Wendy’s President and Chief Executive Officer. “The opportunity to monetize our investment in Inspire Brands will allow us to invest in future growth for the Wendy’s brand and Company, which is our top priority. The flexibility provided by the sale proceeds and the additional share repurchase authorization through 2019 will also allow us to continue to create value for our shareholders.”

Use of Cash

The Company views this transaction as one that will provide the Company future flexibility to invest in the growth of the Wendy’s® brand and Company and increase its share repurchase program. The Board of Directors has authorized a new share repurchase program for up to $100 million of the Company’s common stock through December 27, 2019. This is in addition to the Company’s current $175 million share repurchase authorization, expiring March 3, 2019, which had $93.1 million remaining as of August 1, 2018. Further details will be provided as the Company develops additional plans to utilize the proceeds from this transaction.

Transaction Details

The Wendy’s Company sold its 12.3% ownership interest in Inspire Brands for $450 million. The Inspire investment had a carrying value of zero. As a result, the Company is expecting approximately $335 million of cash proceeds net of tax. The transaction closed today, August 16, 2018.

Forward Looking Statements

This news release contains certain statements that are not historical facts, including statements regarding the expected use of proceeds from the sale of our investment in Inspire Brands. Those statements, as well as statements preceded by, followed by, or that include the words “will,” “intends,” “expected” or “would be,” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. These factors include, but are not limited to, the impact of general market, industry, credit and economic conditions, as well as other factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and

Quarterly Reports on Form 10-Q. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads with hand-chopped lettuce, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (NASDAQ: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find every child in the North American foster care system a loving, forever home. Today, Wendy’s and its franchisees employ hundreds of thousands of people across more than 6,600 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook www.facebook.com/wendys.

*Fresh beef available in the contiguous U.S., Alaska, and Canada.

Investor Contact:

Greg Lemenchick

Director - Investor Relations

(614) 766-3977; greg.lemenchick@wendys.com

Media Contact:

Liliana Esposito

Chief Communications Officer

(614) 764-8499; liliana.esposito@wendys.com